Exhibit 99.1

DXC Technology Announces Results of 2018 Annual Meeting of Stockholders

Board of Directors Declares Quarterly Cash Dividend

TYSONS, Va., Aug. 15, 2018 – DXC Technology (NYSE: DXC) today announced voting results from its Annual Meeting of Stockholders, held earlier today. As announced at the meeting, all Board members were re-elected and all Board vote recommendations were upheld.

“We value the participation of our shareholders, whose support enables us to build on progress and momentum established since DXC Technology’s inception 16 months ago,” said Mike Lawrie, chairman, president and CEO, DXC Technology. “On behalf of our Board and our people, I want to thank our shareholders for their tremendous trust and confidence in DXC Technology. We will continue working hard to serve our clients and deliver long-term value to all of our stakeholders.”

Election of each of the nominated directors
The following members of the DXC Technology Board of Directors were re-elected by a majority of stockholders: Mukesh Aghi, Amy E. Alving, David L. Herzog, Mary L. Krakauer, Sachin Lawande, J. Michael Lawrie, Julio A. Portalatin, Peter Rutland, Manoj P. Singh and Robert F. Woods. Mr. Singh has been appointed by the Board to serve as a member of the Audit Committee of the Board.

Appointment of independent registered public accounting firm
Deloitte & Touche LLP was ratified as DXC’s independent registered public accounting firm for the fiscal year ending March 31, 2019.

Non-binding vote on executive compensation
Stockholders approved, on a non-binding advisory basis, the compensation of the named executive officers as disclosed in the proxy statement for the fiscal year ended March 31, 2018.

Payment of regular quarterly dividend approved
DXC’s Board of Directors today declared a regular quarterly dividend payment for the quarter ending June 30, 2018 of $0.19 per share on the company's Common Stock. The dividend will be paid on October 16, 2018 to stockholders of record at the close of business on September 5, 2018.

About DXC Technology
DXC Technology is the world's leading independent, end-to-end IT services company, serving nearly 6,000 private and public-sector clients from a diverse array of industries across 70 countries. The company's technology independence, global talent and extensive partner network deliver transformative digital offerings and solutions that help clients harness the power of innovation to thrive on change. DXC Technology is recognized among the best corporate citizens globally. For more information, visit dxc.technology.

Contact:

•	Richard Adamonis, Corporate Media Relations, +1-862-228-3481, radamonis@dxc.com

•	Jonathan Ford, Investor Relations, +1-703-245-9700, jonathan.ford@dxc.com